UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2017

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02   Termination of a Material Definitive Agreement.

On November 1, 2017, Jaguar Health, Inc. (“Jaguar” or the “Company”) received a letter (the “Notice”) from Elanco US, Inc. (“Elanco”) serving as formal notice of Elanco’s decision to terminate the License, Development Co-Promotion and Commercialization Agreement, dated January 27, 2017, between Jaguar and Elanco (the “Agreement”) by giving Jaguar 90 days written notice. Pursuant to the terms of the Agreement, termination of the Agreement will become effective on January 30, 2018, which is 90 days after the date of the Notice.

The Agreement provides Elanco with license rights to Jaguar’s crofelemer-based drug product candidates, including Canalevia™, for treatment of diarrhea in dogs and other companion animals. Canalevia™ is Jaguar’s lead animal prescription drug candidate, intended for treatment of various forms of diarrhea in dogs. Under the terms of the Agreement, Jaguar received an initial upfront payment of $2,548,689, inclusive of reimbursement of past product and development expenses of $1,048,689, and would have been eligible to receive additional payments upon achievement of certain development, regulatory and sales milestones in an aggregate amount of up to $61.0 million payable throughout the term of the Agreement, as well as product development expense reimbursement for any additional product development expenses incurred, and royalty payments on global sales.

Eli Lilly and Company (“Eli Lilly”), Elanco’s parent company, announced on October 24, 2017, that it is reviewing strategic alternatives for its Elanco animal health business, which is facing increased competition, that include an initial public offering, merger, sale, or retention of the business, and will provide an update no later than the middle of 2018.

On the effective date of termination of the Agreement, all licenses granted to Elanco by Jaguar under the Agreement will be revoked and the rights granted thereunder revert back to Jaguar.

As previously announced, Jaguar has received Minor Use in a Minor Species (MUMS) designation for Canalevia™ for chemotherapy-induced diarrhea (CID) in dogs, and the Company is pursuing MUMS designation for Canalevia™ for the indication of exercise-induced diarrhea (EID) in dogs. Jaguar expects to conduct the commercial launch of Canalevia™ for CID and EID in dogs in the first half of 2018. The Company expects this to be the first prescription product approval for its animal health product development program.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 8.01    Other Events

On November 1, 2017, the underwriters of Jaguar’s previously announced follow-on public offering (“Offering”) exercised their over-allotment option to purchase an additional 437,500 shares of Jaguar’s voting common stock, par value $0.0001 per share at a public offering price of $0.20 per share (the “Over-Allotment Option”). Jaguar received additional gross proceeds of approximately $87,500 from the exercise of the Over-Allotment Option, increasing the aggregate gross proceeds to Jaguar from the Offering to approximately $4.3 million, before deducting offering expenses, underwriting discounts and commissions payable by Jaguar.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Karen S. Wright
	Name:	Karen S. Wright
	Title:	Chief Financial Officer

Date: November 7, 2017